                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under rule 14a-12

                           CALIPER TECHNOLOGIES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                           CALIPER TECHNOLOGIES CORP.
                              605 FAIRCHILD DRIVE
                            MOUNTAIN VIEW, CA 94043
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 2001

TO THE STOCKHOLDERS OF CALIPER TECHNOLOGIES CORP.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CALIPER TECHNOLOGIES CORP., a Delaware corporation, will be held on Tuesday, June 26, 2001 at 2:00 p.m. local time at our principal executive offices at 605 Fairchild Drive, Mountain View, CA 94043 for the following purposes:

     1. To elect one director to hold office until the 2004 annual meeting of stockholders and until his successor is elected.

     2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     The board of directors has fixed the close of business on April 27, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ ROBERT L. JONES
                                          Robert L. Jones
                                          Secretary

Mountain View, California
April 30, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           CALIPER TECHNOLOGIES CORP.
                              605 FAIRCHILD DRIVE
                            MOUNTAIN VIEW, CA 94043
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 26, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Caliper Technologies Corp., a Delaware corporation, for use at the annual meeting of stockholders to be held on Tuesday, June 26, 2001 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of annual meeting. The annual meeting will be held at our principal executive offices at 605 Fairchild Drive, Mountain View, CA 94043. We intend to mail this proxy statement and accompanying proxy card on or about May 21, 2001, to all stockholders entitled to vote at the annual meeting.

SOLICITATION

     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of our common stock at the close of business on April 27, 2001, will be entitled to notice of and to vote at the annual meeting. At the close of business on April 27, 2001, we had outstanding and entitled to vote 23,928,024 shares of common stock.

     Each holder of record of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our secretary at our principal executive offices at 605 Fairchild Drive, Mountain View, CA 94043, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2002 annual meeting of stockholders is December 31, 2001. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2002 annual meeting of stockholders must provide specified information to us between February 26, 2002 and March 28, 2002 unless the date of our 2002 annual meeting of stockholders is before May 27, 2002 or after July 26, 2002, in which case the dates for submission of such matters or proposals shall be not more than 120 days and not less than 90 days before the 2002 annual meeting of stockholders. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Our restated certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in size of our board of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     Our board of directors presently consists of seven members. There are three directors in the class whose term of office expires in 2001. These directors are Charles M. Hartman, David V. Milligan, Ph.D. and Michael Steinmetz, Ph.D., of which only Dr. Milligan is standing for re-election. Mr. Hartman and Dr. Steinmetz have advised the board that they do not wish to stand for re-election. As a result, the board of directors will be reduced to five members as of the close of the annual meeting. If elected at the annual meeting, Dr. Milligan would serve until the 2004 annual meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Milligan has agreed to serve if elected, and we have no reason to believe that he will be unable to serve.

     Presented below is biographical information for the nominee and for each person whose term of office as a director will continue after the annual meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

     David V. Milligan, Ph.D., age 60, has been a director since October 1996 and the Chairman of the Board since April 1997. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. He is also non-executive Chairman of Versicor, Inc. as well as a director of Collabra Pharma, ICOS Corporation and Reliant Pharmaceuticals. He is a member of the chemistry department advisory boards of the University of California, Berkeley and Princeton University. Dr. Milligan holds an A.B. in Chemistry from Princeton University and an M.S. and a Ph.D. in Organic Chemistry from the University of Illinois.

                       THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF THE NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     Daniel L. Kisner, M.D., age 54, has served as our President and Chief Executive Officer since February 1999 and as a director since March 1999. From May 1994 to January 1999, Dr. Kisner served as a President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals, Inc. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals, Inc. and was responsible for business and product development, and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

     Regis P. McKenna, age 61, has been a director since September 1998. Mr. McKenna has been Chairman of The McKenna Group, an international consulting firm specializing in the application of information and telecommunications technologies to business strategies, since 1970. Mr. McKenna is on the board of The Economic Strategies Institute and the Competitiveness Council. He is Chairman of the Board of the Santa Clara University Center for Science, Technology and Society and was a founding board member of Smart Valley. He is a trustee of Santa Clara University and President of the Board of Trustees for the New Children's Shelter of Santa Clara County. Mr. McKenna is on the board of directors of Cylink Corporation and a number of high technology start-up companies. Mr. McKenna holds a B.A. from Duquesne University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

     Anthony B. Evnin, Ph.D., age 60, has been a director since June 1996. He has been a General Partner of Venrock Associates, a venture capital partnership focusing on biotechnology companies, since 1975. He is also a director of GPC Biotech AG, Sonic Innovations, Inc. and Triangle Pharmaceuticals, Inc. Dr. Evnin holds an A.B. from Princeton University and a Ph.D. in Chemistry from Massachusetts Institute of Technology.

     Robert T. Nelsen, age 37, has been director since September 1995. Since July 1994, Mr. Nelsen has served as a senior principal of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P., ARCH Venture Fund IV, L.P. and ARCH Venture Fund V, L.P. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen is also a director of Illumina, Inc., Adolor Corporation and Genomica, Inc. Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

BOARD COMMITTEES AND MEETINGS

     During the year ended December 31, 2000, our board of directors held seven meetings. The board has an audit committee and a compensation committee.

     The audit committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the board of directors the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee consists of three directors, currently Drs. Evnin, Milligan and Steinmetz. The audit committee met two times during 2000. All members of the audit committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards) except for Dr. Milligan, who received $80,000 under a consulting arrangement with Caliper during fiscal 2000. The board of directors has determined that in light of Dr. Milligan's intimate knowledge of Caliper and his long-standing service on the board of directors and audit committee, and as a result of his financial security the consulting fee paid to Dr. Milligan would not affect his independence in his role on the audit committee, it is required by our best interests and the best interests of our stockholders for Dr. Milligan to serve on the audit committee. The audit committee has adopted a written Audit Committee Charter that is attached to this notice as Appendix A.

     Our compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and reviews general policy relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of the compensation committee are Messrs. Hartman, McKenna and Nelsen. The compensation committee met two times in 2000.

     During the year ended December 31, 2000, all directors attended 75% or more of the aggregate of the meetings of the board and the committees on which they served held during the period for which he was a director.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our board of directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Audit Fees. During the year ended December 31, 2000, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for the year and for the quarterly review of our financial statements during fiscal 2000 were approximately $263,800.

     Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2000, no fees were billed by Ernst & Young LLP for information technology consulting services.

     All Other Fees. During the year ended December 31, 2000, the aggregate fees billed by Ernst & Young LLP for other professional services were approximately $124,132, consisting entirely of audit related services. Audit related services generally include fees for accounting, consulting and SEC registration statements.

     The audit committee has determined the rendering of other professional services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

     Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2001 by:

     - each director and nominee for director;

     - each of the executive officers named in the Summary Compensation Table;

     - all executive officers, directors and nominees as a group; and

     - all those known by us to be beneficial owners of more than five percent of our common stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentage of beneficial ownership is based on 23,921,895 shares of our common stock outstanding as of March 31, 2001, adjusted as required by rules promulgated by the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Caliper at the address on the first page of this proxy statement.

                                                                               BENEFICIAL OWNERSHIP
                                                    SHARES ISSUABLE     ----------------------------------
                                                  PURSUANT TO OPTIONS         NUMBER OF
                                                  EXERCISABLE WITHIN      SHARES (INCLUDING
                                                      60 DAYS OF           NUMBER SHOWN IN      PERCENTAGE
                BENEFICIAL OWNER                    MARCH 31, 2001          FIRST COLUMN)        OF TOTAL
                ----------------                  -------------------   ---------------------   ----------
DIRECTORS AND EXECUTIVE OFFICERS
Daniel L. Kisner, M.D.(1).......................        135,359                 253,460             1.1%
Calvin Y. H. Chow(2)............................          9,688                 191,247               *
James L. Knighton...............................         61,087                  89,329               *
Michael R. Knapp, Ph.D. ........................         24,644                 251,405             1.1
J. Wallace Parce, Ph.D.(3)......................         60,636                 244,672             1.0
David V. Milligan, Ph.D.(4).....................          6,410                  63,032               *
Anthony B. Evnin, Ph.D.(5)......................             --                 614,770             2.6
Charles M. Hartman(6)...........................             --                 823,692             3.4
Regis P. McKenna(7).............................         71,151                 122,432               *
Robert T. Nelsen(8).............................             --                  24,018               *
Michael Steinmetz, Ph.D.(9).....................             --                   9,784               *
5% STOCKHOLDERS
Lombard Odier & Cie.............................             --               1,257,501             5.3
All executive officers, directors and nominees
  as
  a group (14 persons)(10)......................        412,911               2,759,082            11.3%

---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

 (1) Includes 92,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordan Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, and 12,820 shares held by The Griffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

 (2) Does not include 42,092 shares held by Alan Chow, the brother of Calvin Chow, as custodian for the children of Calvin Chow. Calvin Chow does not have the power to revoke this arrangement and retains no voting or investment power with respect to these shares.

 (3) Includes 12,820 shares held by Charles Andrew Parce and 12,820 shares held by Laura Marie Parce, the children of Dr. Parce.

 (4) Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

 (5) Includes 321,821 shares held by Venrock Associates, 217,743 shares held by Venrock Associates II, L.P. and 319 shares held by Venrock Management LLC. Dr. Evnin is a general partner of Venrock Associates and a managing member of Venrock Management LLC. Dr. Evnin disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

 (6) Includes 755,737 shares held by CW Ventures II, L.P. Mr. Hartman is a general partner of CW Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

 (7) Includes 51,281 shares held by The Regis P. and Dianne T. McKenna Trust, of which Mr. McKenna is a trustee.

 (8) Includes 5,000 shares held by ARCH Venture Fund II, L.P. Mr. Nelsen is a managing director of ARCH Venture Corporation, which is the general partner of ARCH Venture Partners, L.P., which is the general partner of ARCH Management Partners II,L.P., which is the general partner of ARCH Venture Fund II, L.P. Mr. Nelsen disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

 (9) The shares are held by MPM Capital Advisors LLC, a wholly owned subsidiary of MPM Capital L.P. Dr. Steinmetz is a partner of MPM Asset Management LLC. Dr. Steinmetz disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

(10) Total number of shares includes 1,562,048 shares of common stock held by entities affiliated with directors and executive officers. See footnotes 1 and 3 through 9 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all
Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2000 all Section 16(a) filing requirements were complied with by our officers, directors and greater than ten percent beneficial owners except that one report, covering one transaction, although filed timely by Mr. Radany, was amended to include a second transaction of a grant of 1,000 shares.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Directors currently receive no cash compensation for their services as members of our board of directors or for attendance at committee meetings, although they may be reimbursed for expenses in connection with attendance at board and committee meetings. Each of our non-employee directors also receives stock option grants under the 1999 Non-Employee Directors' Stock Option Plan. The number of shares of common stock that may be issued pursuant to options granted under the directors' plan is currently 269,496 and is increased one day after each annual meeting of stockholders by the greater of 0.3% of the outstanding shares on a fully diluted basis or the number of shares that could be issued under options granted under the directors' plan during the prior twelve-month period. The directors' plan is administered by our board of directors, unless the board delegates administration to a committee comprised of not less than two members of the board. Options granted under the directors' plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

     Option grants under the directors' plan are non-discretionary. Pursuant to the terms of the directors' plan, each person who is first elected as a non-employee director will automatically be granted an option to purchase 20,000 shares of common stock upon such election. The initial grant will be fully exercisable upon the date of grant and will vest monthly over five years. In addition, one day after each annual meeting of our stockholders, each non-employee director will automatically receive another option if the recipient has been a non-employee director for at least the prior six months. The annual grant will cover 6,400 shares for the chairman of the board and 3,200 shares otherwise, will be fully exercisable upon the date of grant and will vest in 12 months. The exercise price of options granted under the directors' plan is equal to 100% of the fair market value of the common stock subject to the option on the date of the grant and the term of options granted under the directors' plan is ten years.

     In the event of a dissolution or liquidation, then outstanding options under the directors' plan will terminate immediately prior to the event. In the event of a sale, lease or disposition of substantially all of our assets, or if we are acquired pursuant to a merger or consolidation, then the surviving entity will either assume or replace all outstanding options under the directors' plan. If the surviving entity declines to do so, then generally the vesting and exercisability of the options will accelerate. However, if an option is assumed or replaced but the optionholder is not elected to the board of directors of the surviving corporation at the first meeting of the board after the event, the vesting of the options will accelerate by 18 months.

     During the last fiscal year, we granted options to purchase a total of 22,400 shares of our common stock to our non-employee directors, at an exercise price per share of $58.50. The fair market value of our common stock on the date of grant was $58.50 per share (based on the closing sales price reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant). Our Chairman of the Board received an option to purchase 6,400 shares of our common stock and all other non-employee directors received an option to purchase 3,200 shares of our common stock. Under our consulting agreement with Regis P. McKenna, we also granted Mr. McKenna an option to purchase 19,230 shares of our common stock. The consulting agreement with Mr. McKenna is described further below.

     As of March 31, 2001, a total of 22,400 options have been granted under the directors' plan. As of March 31, 2001, no options had been exercised under the directors' plan.

     We have entered into consulting agreements with Dr. Milligan and Mr. McKenna and into an employment agreement with Dr. Kisner. See the section below entitled "Certain Relationships and Related Transactions" for a description of the agreement with Dr. Milligan and "Employment, Severance and Change of Control Agreements" for a description of Dr. Kisner's agreement.

     We entered into a twelve-month consulting agreement with Regis P. McKenna, a member of our board of directors, on April 30, 1997. This agreement has been renewed and remains in effect. Under the terms of this agreement, Mr. McKenna agreed to provide assistance in developing our technology and business strategies. In exchange, Mr. McKenna was allowed to purchase 19,230 shares of our common stock at $0.62 per share and granted options to purchase 38,640 shares of common stock at $0.97 per share. In June 2000, Mr. McKenna was granted an option to purchase an additional 19,230 shares of common stock at $58.06 per share. This option vests in twelve equal monthly installments beginning in May 2000. We also granted Mr. McKenna stock options in connection with his services as a member of our board of directors as described above.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table presents summary information for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, regarding compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers whose salary and bonus for 2000 were in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                            ANNUAL COMPENSATION                 AWARDS
                                     ----------------------------------   ------------------
                                                           OTHER ANNUAL       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION   UNDERLYING OPTIONS   COMPENSATION
---------------------------   ----   --------   --------   ------------   ------------------   ------------
Daniel L. Kisner, M.D.(1)...  2000   $379,173   $173,254        --                  --           $286,363
  President and Chief         1999    293,013    175,000        --             641,025            418,270
  Executive Officer           1998         --         --        --                  --                 --
Calvin Y. H. Chow(2)........  2000    259,896     70,172        --               7,500             10,405
  Chief Operating Officer     1999    235,816     45,198        --              96,153                 --
                              1998    194,775     38,000        --              64,102                 --
James L. Knighton(3)........  2000    253,514     75,294        --               8,000            286,395
  Executive Vice President    1999    111,962     18,375        --             269,230                 --
and Chief Financial Officer   1998         --         --        --                  --                 --
Michael R. Knapp,             2000    222,048     71,944        --               7,500              1,779
  Ph.D.(4)..................
  Vice President of           1999    203,952     29,475        --              57,692                 --
  Corporate
  Development                 1998    165,746     22,000        --              32,051                 --
J. Wallace Parce,             2000    222,048     71,994        --               7,500             10,977
  Ph.D.(5)..................
  Vice President of Research  1999    203,952     29,475        --              57,692                 --
                              1998    186,200     22,000        --              32,051                 --

---------------
(1) Dr. Kisner joined us in February 1999. Dr. Kisner's all other compensation in 2000 consisted of $61,383 for relocation assistance and related taxes, $122,713 related to forgiveness of a portion of Dr. Kisner's housing loan, $92,035 for income taxes payable on the loan forgiveness, $9,000 for professional matters and $1,242 for term life insurance premiums for the benefit of Dr. Kisner. Dr. Kisner's all other compensation in 1999 consisted of $246,370 for relocation assistance and related taxes, $98,228 related to forgiveness of a portion of Dr. Kisner's housing loan and $73,672 for income taxes payable on the loan forgiveness.

(2) Mr. Chow's all other compensation in 2000 consisted of $9,000 for professional matters and $1,405 for term life insurance premiums for the benefit of Mr. Chow. Mr. Chow's 1998 bonus includes $19,000 received in cash and 19,644 shares of common stock received in lieu of cash.

(3) Mr. Knighton joined us in September 1999. Mr. Knighton's all other compensation in 2000 consisted of 6,250 shares of common stock with a fair market value of $237,113, $38,610 for bonus payable at time of exercise of $1.56 per share plus an additional amount to cover taxes, $9,000 for professional matters, and $1,672 for term life insurance premiums for the benefit of Mr. Knighton.

(4) Dr. Knapp's all other compensation in 2000 consisted of $1,779 for term life insurance premiums for the benefit of Dr. Knapp. Dr. Knapp's 1998 bonus includes $14,740 received in cash and 7,506 shares of common stock received in lieu of cash.

(5) Dr. Parce's all other compensation in 2000 consisted of $9,000 for professional matters and $1,977 for term life insurance premiums for the benefit of Dr. Parce. Dr. Parce's 1998 bonus includes $14,740 received in cash and 7,506 shares of common stock received in lieu of cash.

STOCK OPTION GRANTS AND EXERCISES

     We grant options to our executive officers under our 1999 Equity Incentive Plan. As of March 31, 2001, options to purchase a total of 3,482,036 shares were outstanding under the incentive plan and options to purchase 870,530 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, each of the individuals listed in the Summary Compensation Table.

     The exercise price of each option was equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant. The exercise price may be paid in cash, promissory notes, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The options granted to Messrs. Chow and Knighton, and Drs. Knapp and Parce, vest as to 25% of the shares one year from the date of grant and 1/48 of the shares each month thereafter. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section entitled "Employment, Severance and Change of Control Arrangements" below for a description of our agreements with Dr. Kisner concerning stock options that have been granted to him.

     The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant, $77.00, appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. On April 27, 2001, the closing sales price of our common stock was $21.63.

     Percentages shown under "Percentage of Total Options Granted in 2000" are based on an aggregate of 916,681 options granted to employees, consultants and directors of Caliper under our stock option plans during 2000.

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                                                                                      PRICE APPRECIATION FOR
                                                      INDIVIDUAL GRANTS                                     OPTION TERM
                          -------------------------------------------------------------------------   -----------------------
                                NUMBER OF         PERCENTAGE OF TOTAL
                          SECURITIES UNDERLYING     OPTIONS GRANTED     EXERCISE PRICE   EXPIRATION
          NAME               OPTION GRANTED             IN 2000           PER SHARE         DATE          5%          10%
          ----            ---------------------   -------------------   --------------   ----------   ----------   ----------
Daniel L. Kisner,
  M.D. .................             --                    --                   --             --            --           --
Calvin Y. H. Chow.......          7,500                  0.82%              $77.00        3/16/10      $363,187     $920,386
James L. Knighton.......          8,000                  0.87                77.00        3/16/10       387,399      981,745
Michael R. Knapp,
  Ph.D..................          7,500                  0.82                77.00        3/16/10       363,187      920,386
J. Wallace Parce,
  Ph.D. ................          7,500                  0.82                77.00        3/16/10       363,187      920,386

AGGREGATE OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000

     The following table presents the aggregate option exercises during 2000, and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2000.

     Amounts shown under the column "Value Realized" are based on the closing sales price of our common stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price. Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2000" are based on the closing price of our common stock ($47.00) on December 29, 2000 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price of the shares underlying the option.

                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                 AT DECEMBER 31, 2000          AT DECEMBER 31, 2000
                               SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
            NAME                 ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------------   ----------   -----------   -------------   -----------   -------------
Daniel L. Kisner, M.D. ......      69,000        $3,836,029     101,940        405,984      $4,692,298     $18,687,443
Calvin Y. H. Chow............           0                 0      57,327        131,123       2,594,407       5,541,726
James L. Knighton............      15,000           758,825      52,306        209,924       2,295,187       8,860,425
Michael R. Knapp, Ph.D. .....      10,000           596,578      36,108         84,650       1,638,368       3,464,593
J. Wallace Parce, Ph.D. .....           0                 0      45,574         85,184       2,073,821       3,489,440

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     In December 2000, our board of directors approved a change of control severance and forward vesting plan for members of our senior management team, including Calvin Y. H. Chow, James L. Knighton, Michael R. Knapp and J. Wallace Parce. In the event any of these members of our senior management team are terminated (including a constructive termination) without cause following an acquisition or other change of control of Caliper, they will receive monthly consulting payments equal to their monthly base salary at the time of termination for 12 months or until they are employed by another company. To the extent they are not able to receive comparable health insurance benefits, we will also provide them with up to 12 months of continued health insurance benefits. In addition, if such senior management team member is terminated (including constructive termination) without cause during the first 13 months following an acquisition or other change of control in Caliper, they will receive accelerated vesting for 30 months for all of their outstanding options.

     In September 1999, we entered into an employment agreement with James L. Knighton to serve as our Chief Financial Officer at a base salary of $245,000 a year starting in September 1999, with a sign-on bonus of $50,000 and an annual discretionary bonus set by the board based upon specific objectives to be determined, with a minimum bonus of 30% of his base salary guaranteed during the first 12 months of employment. Mr. Knighton received a 2000 merit bonus of $75,294 and his annual salary for 2001 has been set at $273,087. In addition, pursuant to the employment agreement, Mr. Knighton received a stock bonus equal to 6,250 shares in June 2000 as a result of our common stock trading at or above $20.00 per share for six consecutive months. Pursuant to the employment agreement, Mr. Knighton also received an option in October 1999 to purchase 269,230 shares of our common stock at an exercise price of $3.12 per share, plus a bonus payable at the time of exercise in the amount of $1.56 per share of stock exercised, plus an additional amount to cover taxes on the bonus. In addition, Mr. Knighton is entitled to a housing loan of up to $500,000. The employment agreement is at-will, and provides that if Mr. Knighton is terminated without cause or Mr. Knighton voluntarily terminates his employment after a constructive termination, he will be paid his base salary for 12 months in monthly installments or until he becomes employed, whichever is earlier, and a portion of his options will be partially accelerated.

     In January 1999, we entered into an employment agreement with Daniel L. Kisner, M.D. to serve as our President and Chief Executive Officer at a base salary of $350,000 a year starting on February 28, 1999, with an annual discretionary bonus of up to 50% of his base salary based upon specific objectives to be agreed upon by Dr. Kisner and our board. Dr. Kisner received a 2000 merit bonus of $173,254 and his annual salary for 2001 has been set at $420,307. Pursuant to the employment agreement, Dr. Kisner received an option to purchase 641,025 shares of our common stock at an exercise price of $0.97 per share. This option vests over a period of five years in 60 equal monthly installments. In addition, Dr. Kisner is entitled to a housing loan of up to $500,000 which may be forgiven over time, and monthly mortgage assistance to support a $500,000 mortgage, plus additional payments to compensate for the tax payable on these portions of his compensation. In July 1999, we loaned Dr. Kisner $425,000 with an annual interest rate of 5.96% in connection with the purchase of a residence and in July 2000, we increased the loan amount by $75,000 to a total of $500,000. The loan is described further in "Certain Relationships and Related Transactions -- Indebtedness of Management" below. In connection with Dr. Kisner's 2000 performance review, a total of $122,713 of his housing loan and associated interest was forgiven. In addition, Dr. Kisner was reimbursed $92,035 for the income tax payable on the loan forgiveness. The employment agreement is at-will and contains a non-solicitation agreement. This agreement also provides that if Dr. Kisner is terminated without cause or Dr. Kisner voluntarily terminates his employment after a constructive termination, he will be paid his then current salary for 12 months in monthly installments or until he becomes employed, whichever is earlier, and a portion of his options will be partially accelerated.

           REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

     The audit committee of the board of directors in 2000 consisted of Drs. Evnin, Milligan and Steinmetz. Under currently applicable rules, all members are independent, except for Dr. Milligan who received compensation from Caliper under a consulting arrangement. See "Proposal 1 -- Board Committees and Meetings." The board of directors has adopted a written charter for the audit committee, which is attached to this notice as Appendix A.

     The audit committee oversees Caliper's financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of Caliper's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and Caliper including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The committee discussed with Caliper's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Caliper's internal controls, and the overall quality of Caliper's financial reporting. The committee held two meetings during fiscal 2000.

     In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors and the board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as Caliper's independent auditors for the year ending December 31, 2001.

                                          AUDIT COMMITTEE

                                          Anthony B. Evnin, Ph.D.
                                          David V. Milligan, Ph.D.
                                          Michael Steinmetz, Ph.D.

---------------

(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(2)

     The compensation committee of the board of directors in 2000 consisted of Messrs. Hartman and Nelsen and Dr. Milligan until April 2000, and thereafter consisted of Messrs. Hartman, McKenna and Nelsen, none of whom have ever been executive officers or employees of Caliper. The committee is responsible for establishing our compensation programs for all employees, including our executive officers. For executive officers, the committee evaluates performance and determines compensation policies and levels.

  Compensation Philosophy

     The goals of our compensation program are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

     - We pay competitively with other biotechnology companies with which we compete for talent. To ensure that our pay is competitive, we compare our pay practices with these companies and set our pay parameters based on this review.

     - We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

     Salary. The committee annually reviews each executive officer's salary. When reviewing salaries, the committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The committee's objective is to set executive compensation at the market average when compared to leading companies in the biotechnology industry. The primary components of executive compensation are base salary, annual incentives and long-term equity incentives.

     Cash Bonus. The committee annually reviews each executive officer's bonus, our aggregate bonus pool and the bonus allocations by employee position. Payment of cash bonuses is tied to the accomplishment of specific corporate milestones set at the beginning of the year and to each individual officer's year-end performance review.

     Equity Incentives. Our equity incentive program consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Our option program utilizes vesting periods (generally four years) to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Under the incentive plan, grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if our common stock appreciates over the long term. The size of option grants is determined based on competitive practices in the biotechnology industry and our philosophy of significantly linking executive compensation with stockholder interests. The committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention. The Board granted options to purchase an aggregate of 90,100 shares of our common stock to our executive officers in 2000.

     We established the purchase plan both to encourage employees to continue in our employ and to motivate employees through ownership interest. Under the purchase plan, employees, including officers, may have up to 10% of their earnings withheld for purchases of our common stock on certain dates specified by our board. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering

---------------

(2) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

period under the purchase plan commenced on December 15, 1999 and there were two purchases during fiscal 2000.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Kisner's salary and bonus for fiscal 2000 are consistent with the criteria described above and with the compensation committee's evaluation of his overall leadership and management of Caliper. The committee considered, among other achievements, that 2000 was a year of significant change and growth for Caliper. Caliper introduced new applications for the Agilent 2100 Bioanalyzer, the LabChip(R) personal laboratory system marketed by our commercial partner, Agilent Technologies. Caliper successfully delivered LabChip(R) high throughput systems for drug screening to its Technology Access Program customers and provided the first multi-capillary sipper chip system. In addition, we completed a private placement of 2,300,000 shares of our common stock in August, raising approximately $105 million. Dr. Kisner's compensation for 2000 is set forth in the Summary Compensation Table. The committee has set Dr. Kisner's annual salary for 2001 at $420,307.

FEDERAL TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code limits Caliper to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the code.

     The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Caliper's best interests.

CONCLUSION

     Through the plans described above, a significant portion of our compensation program and Dr. Kisner's compensation are contingent on Caliper's performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE

                                          Charles M. Hartman
                                          Regis P. McKenna
                                          Robert T. Nelsen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2000, Messrs. Hartman, McKenna and Nelsen and Dr. Milligan served as members of the compensation committee of our board of directors. No member of the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in June 1996, our board of directors as a whole made decisions relating to compensation of our executive officers.

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total stockholder return on an investment of $100 in cash on December 15, 1999, including reinvestment of dividends, for:

     - Caliper's common stock;

     - the Nasdaq Stock Market (U.S.) and

     - the Nasdaq Pharmaceutical Index.

                 COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN
[PERFORMANCE GRAPH]

                                                         CALIPER                  NASDAQ STOCK                   NASDAQ
                                                   TECHNOLOGIES CORP.             MARKET (U.S.)              PHARMACEUTICAL
                                                   ------------------             -------------              --------------
12/15/99                                                 100.00                      100.00                      100.00
12/31/00                                                 293.75                       67.73                      155.13

                           CALIPER TECHNOLOGIES CORP

                                                             CUMULATIVE
                                                            TOTAL RETURN
                                                        --------------------
                                                        12/15/99    12/31/00
                                                        --------    --------
Caliper Technologies Corp. ...........................  $100.00     $293.75
Nasdaq Stock Market (U.S.)............................   100.00       67.73
Nasdaq Pharmaceutical Index...........................   100.00      155.13

     This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Employment and Consulting Agreements. As part of our ongoing program of research and development, we entered into a twelve-month consulting agreement with Dr. David V. Milligan, our Chairman of the Board, effective April 30, 1997. This agreement may be renewed annually for up to five years and remains in effect. Under the terms of this agreement, Dr. Milligan agreed to provide consultation and advice concerning our core competitive strengths and the development of optimal growth strategies. In exchange, we agreed to pay Dr. Milligan $80,000 per year and granted Dr. Milligan a stock option to purchase 64,102 shares of our common stock at $0.47 per share. This option vests monthly over a period of five years. We also granted Dr. Milligan stock options in connection with his services as a member of our board of directors. See the section above entitled "Director Compensation" for a description of these grants.

     Indebtedness of Management. In March 1997, we loaned Michael R. Knapp, our Vice President of Corporate Development, $200,000 in connection with the purchase of a residence. The interest on this loan is 6.61% per year and begins to accrue on January 1, 2002. The principal and accrued interest is to be repaid in five equal annual installments beginning June 30, 2002. The promissory note will accelerate and become due and payable should Dr. Knapp's employment with us be terminated for any reason. The promissory note is full recourse and is secured by a deed of trust on the residence. In July 1999, we loaned Daniel L. Kisner, M.D., our President and Chief Executive Officer, $425,000 in connection with the purchase of a residence. In June 2000, we increased the loan amount by $75,000 to a total of $500,000. The loan has a maximum term of six years with an annual interest rate of 5.96%. At December 31, 2000, Dr. Kisner owed us $435,477. In connection with Dr. Kisner's 2000 performance review, a total of $122,713 of Dr. Kisner's housing loan and associated interest was forgiven.

     Stock Options. See the section above entitled "Executive Compensation" for a description of stock options granted to our directors and executive officers.

     Indemnification Agreements. We have entered into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with future directors and officers.

                                 OTHER MATTERS

     Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ ROBERT L. JONES
                                          Robert L. Jones
                                          Secretary

April 30, 2001

OUR ANNUAL REPORT TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE COMMUNICATIONS, CALIPER TECHNOLOGIES CORP., 605 FAIRCHILD DRIVE, MOUNTAIN VIEW, CA 94043.

                                   APPENDIX A

                           CALIPER TECHNOLOGIES CORP.

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

ORGANIZATION

     The Audit Committee of the Board of Directors of Caliper Technologies Corp. (the "Company") shall consist of at least three members of the Board of Directors (the "Board"). The members of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market; provided, however, that the Board may determine that one member shall not be required to satisfy the independence requirements if in accordance with Rule 4310(c)(26)(B)(ii) of The Nasdaq Stock Market.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Company.

RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee shall:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company's stockholders.

     - Receive written statements from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence, and if so determined by the Audit Committee, recommend that the Board take appropriate action to oversee the independence of the auditors.

     - Evaluate, together with the Board, the performance of the independent auditors and, if determined by the Audit Committee, recommend that the Board replace the independent auditors.

     - Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should review Company policy statements to determine their adherence to the code of conduct.

     - Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and to elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

     - Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

     - Meet with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

     - Review accounting and financial human resources planning within the Company.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel and separate accountants for this purpose if, in its judgment, such retention or investigation is appropriate.

     - Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

     - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

     - Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     - Perform such other functions and to have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

     The operation of the Audit Committee shall be subject to the By-laws as in effect from time to time and Section 141 of the Delaware General Corporation Law.

                                      PROXY

                           CALIPER TECHNOLOGIES CORP.

                         ANNUAL MEETING OF STOCKHOLDERS

                             TUESDAY, JUNE 26, 2001

                           CALIPER TECHNOLOGIES CORP.
                               605 FAIRCHILD DRIVE
                             MOUNTAIN VIEW, CA 94303

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JUNE 26, 2001.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Daniel L. Kisner, M.D. and James L. Knighton, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1: To elect one Director to hold office until the 2004 Annual Meeting of Stockholders.

NOMINEES:   (01) David V. Milligan, Ph.D.

|_|  FOR all nominees listed above.                  |_|  WITHHOLD AUTHORITY
                                                          to vote for all nominees
                                                          listed above.
     (INSTRUCTION: TO WITHHOLD AUTHORITY
     TO VOTE FOR ANY INDICATED NOMINEE,
     WRITE THE NUMBER OF THE NOMINEE IN
     THE BOX PROVIDED TO THE RIGHT.)
                                                      ----------------------------------------------


2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

     |_|    FOR                       |_|   AGAINST                        |_|     ABSTAIN


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box     |_|
Indicate changes below:


                                                      Date:
                                                           ------------------------------------


                                                      ----------------------------------------------

                                                      ----------------------------------------------
                                                      Signature(s) in Box

                                                      Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.